Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

CEVA, Inc.

(a Delaware corporation)

INTO

ParthusCeva, Inc.

(a Delaware corporation)

Pursuant to Section 253 of the General Corporation Law of the State of Delaware, ParthusCeva, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Corporation was incorporated on the 22nd day of November, 1999 pursuant to the General Corporation Law of the State of Delaware.

SECOND: That the Corporation owns all of the outstanding shares of the capital stock of CEVA, Inc., a corporation incorporated on the 3rd day of December, 2003 pursuant to the General Corporation Law of the State of Delaware (the “Subsidiary”).

THIRD: That the Board of Directors of the Corporation, at a meeting duly held on the 22nd day of October, 2003, duly adopted the following resolutions and determined to merge Subsidiary into the Corporation and change the Corporation’s corporate name to “CEVA, Inc.” on the conditions set forth in such resolutions:

RESOLVED:	That the Corporation shall, pursuant to Section 253 of the Delaware Code, merge into itself the Subsidiary and shall assume all of the Subsidiary’s liabilities and obligations (the “Merger”); and that upon the effectiveness of the Merger, the Corporation’s corporate name shall be changed to “CEVA, Inc.”

RESOLVED:	That the Corporation, as the sole stockholder of the Subsidiary, be and hereby is authorized to take such actions as are necessary or appropriate to effect the Merger.

RESOLVED:	That each of the Chief Executive Officer and President, Chief Financial Officer and Secretary of the Corporation be and hereby is authorized and directed to prepare, execute and file with the Secretary of State of the State of Delaware a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge the Subsidiary into the Corporation and to assume the liabilities and obligations of said Subsidiary and to change the Corporation’s corporate name to “CEVA, Inc.” upon the effectiveness of the Merger, the execution and filing thereof to be conclusive evidence of such approval and the authorization therefor by the Board of Directors of the Corporation.

FOURTH: That the Merger of Subsidiary into the Corporation be effective as of December 8, 2003 at 12:01 a.m. (EST).

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its authorized officer this 4th day of December, 2003.

PARTHUSCEVA, INC.

By:	/s/ Chester J. Silvestri
Name:	Chester J. Silvestri
Title:	President